Exhibit 3.38

State of Delaware Secretary of State Division of Corporations Delivered 11:27 AM 03/25/2008 FILED 11:02 AM 03/25/2008 SRV 080351162 — 3409402 FILE
Certificate of Amendment to Certificate of Formation
of
WORLDSPAN IJET HOLDINGS, LLC
It is hereby certified that:
     1. The name of the limited liability company (hereinafter called the “limited liability company”) is:
WORLDSPAN IJET HOLDINGS, LLC
     2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:
“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”
Executed on March 19, 2008

/s/ Rochelle J. Boas
Name:	Rochelle J. Boas
Title:	Authorized Person

CERTIFICATE OF FORMATION
OF
WORLDSPAN IJET HOLDINGS, LLC
     1. The name of the limited liability company is WORLDSPAN IJET HOLDINGS, LLC.
     2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     3. This Certificate of Formation shall be effective upon qualification.
     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of WORLDSPAN IJET HOLDINGS, LLC this 28th day of June, 2001.

/s/ Margaret K. Cassidy
Margaret K. Cassidy
Authorized Person

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 12:00 PM 06/28/2001 010314184 — 3409402